Exhibit 99.1

For Immediate Release NR 10-0501

Contact:	Paul Gennaro SVP & Chief Communications Officer
212.973.3167
Paul.Gennaro@aecom.com

AECOM reports 51 cents EPS and increases outlook for the year

•                  Diluted earnings per share for the second quarter increased 31% year over year to 51 cents.

•                  Net income from continuing operations for second quarter increased 39% year over year to $59 million.

•                  Operating income for the second quarter increased 21% year over year to $83 million.

•                  Revenue, net of other direct costs, for the second quarter increased 9% year over year to $1.1 billion.

•                  Revenue for second quarter increased 7% year over year to $1.6 billion.

•                  Backlog at March 31, 2010, increased 7% year over year to $9.9 billion.

•                  Diluted earnings per share range outlook increased to $1.97 to $2.05 for full fiscal year 2010.

LOS ANGELES (May 6, 2010) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the second quarter of fiscal year 2010, which ended March 31, 2010.

AECOM reported net income of $59 million for the second quarter, or diluted earnings per share (EPS) of 51 cents.  These results represent an increase of 39% over net income of $42 million — and an increase of 31% over diluted EPS of 39 cents— for the same period last year.  Operating income for the second quarter increased to $83 million, 21% higher than the same period last year. For the first six months of fiscal year 2010, AECOM reported net income of $104 million and operating income of $149 million, an increase of 26% and 8%, respectively, compared to the same period last year.

Second-quarter revenue increased to $1.6 billion, 7% higher than the second quarter of fiscal year 2009.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.

AECOM’s second-quarter revenue, net of other direct costs, increased to $1.1 billion, 9% higher than the same period last year. For the first six months of fiscal 2010, AECOM reported revenue of $3.1 billion and revenue, net of other direct costs of $2.0 billion, an increase of 4% and 8%, respectively, compared to the same period last year.

“We continued to win new work across our diversified end markets and geographies in the second quarter of fiscal year 2010,” said John M. Dionisio, AECOM president and chief executive officer. “Our global transportation and U.S. federal government markets — as well as our business in global markets such as Hong Kong, China, Australia and Eastern Europe — performed particularly well. Our pipeline of new opportunities is solid and we continue to anticipate accelerated growth in the second half of the year.”

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Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the second quarter of fiscal year 2010, the PTS segment reported revenue of $1.3 billion and operating income of $97 million, compared to revenue of $1.2 billion and operating income of $78 million for the same period during fiscal year 2009.  This represents a 6% increase in revenue and a 25% increase in operating income year over year.  PTS revenue, net of other direct costs, increased 7% year over year to $966 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the second quarter of fiscal year 2010, the MSS segment reported revenue of $284 million and operating income of $14 million, compared to revenue of $258 million and operating income of $15 million for the same period during fiscal year 2009.  This represents a 10% increase in revenue and an 8% decrease in operating income year over year.  MSS revenue, net of other direct costs, increased 29% year over year to $86 million.

Backlog

AECOM announced backlog totaling $9.9 billion at March 31, 2010, a 7% increase year over year.

Balance Sheet

AECOM has a strong balance sheet to fund growth.  At March 31, 2010, the company had $207 million of total cash and cash equivalents, $201 million of debt and $600 million in committed bank facilities with $439 million in unused capacity.

Outlook

“Our continued strong execution in the second quarter of fiscal year 2010 resulted in a 39% year-over-year increase in net income,” said Michael S. Burke, AECOM executive vice president and chief financial officer. “Based on our results through the second quarter of the fiscal year, and our outlook for accelerated growth in the second half of the year, we are raising our EPS guidance range for fiscal year 2010 to $1.97 to $2.05 — which at the midpoint of the range, represents annual growth of 18%.”

AECOM is hosting a conference call on May 6, 2010, at 11 a.m. EDT, during which management will make a brief presentation on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.  Those wishing to dial in to the call via telephone can do so at (866) 831-6224 or (617) 213-8853.  The participant passcode will be 12420359.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.3 billion during the 12-month period ended March 31, 2010.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Revenue	$1,601,166	$1,498,058	$3,081,950	$2,950,686
Other direct costs	549,302	531,597	1,067,760	1,093,635
Revenue, net of other direct costs (non-GAAP)	1,051,864	966,461	2,014,190	1,857,051
Cost of revenue, net of other direct costs	943,969	878,528	1,823,318	1,688,511
Gross profit	107,895	87,933	190,872	168,540

Equity in earnings of joint ventures	3,451	4,904	7,829	10,640
General and administrative expenses	27,898	23,931	49,763	41,177
Income from operations	83,448	68,906	148,938	138,003

Other income (expense)	1,829	(1,418)	3,533	(6,206)
Interest expense, net	(2,385)	(1,919)	(3,360)	(5,517)
Income from continuing operations before income tax expense	82,892	65,569	149,111	126,280

Income tax expense	21,048	18,431	37,513	35,891

Income from continuing operations	61,844	47,138	111,598	90,389

Discontinued operations, net of tax	(190)	1,192	(77)	1,692

Net income	61,654	48,330	111,521	92,081

Noncontrolling interest in income of consolidated subsidiaries, net of tax	(3,165)	(4,932)	(7,250)	(7,778)

Net income attributable to AECOM	$58,489	$43,398	$104,271	$84,303

Net income allocation:
Preferred stock dividend	$35	$35	$70	$71
Net income available for common stockholders	58,454	43,363	104,201	84,232
Net income attributable to AECOM	$58,489	$43,398	$104,271	$84,303

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.51	$0.40	$0.92	$0.78
Discontinued operations	—	0.01	—	0.02
	$0.51	$0.41	$0.92	$0.80
Diluted
Continuing operations	$0.51	$0.39	$0.91	$0.77
Discontinued operations	—	0.01	—	0.02
	$0.51	$0.40	$0.91	$0.79
Weighted average shares outstanding:
Basic	113,801	106,465	113,477	105,497
Diluted	115,044	108,148	114,771	107,384

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	March 31, 2010	September 30, 2009
Balance Sheet Information:
Cash and cash equivalents	$206,549	$290,777
Working capital	786,306	657,796
Working capital, net of cash and cash equivalents	579,757	367,019
Total debt	200,723	171,209
Total assets	3,939,343	3,789,881
Total stockholders’ equity	1,911,240	1,729,718

	Six Months Ended
	March 31, 2010	March 31, 2009
Cash Flow Information:
Net cash (used in) provided by operating activities	$(86,481)	$14,694

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended March 31, 2010
Revenue	$1,316,948	$284,218	$—	$1,601,166
Other direct costs	350,951	198,351	—	549,302
Revenue, net of other direct costs (non-GAAP)	965,997	85,867	—	1,051,864
Cost of revenue, net of other direct costs	870,529	73,440	—	943,969
Gross profit	95,468	12,427	—	107,895
Equity in earnings of joint ventures	2,018	1,433	—	3,451
General and administrative expenses	—	—	27,898	27,898
Income from operations	$97,486	$13,860	$(27,898)	$83,448

Gross profit as a % of revenue	7.2%	4.4%	—	6.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	9.9%	14.5%	—	10.3%

Three Months Ended March 31, 2009
Revenue	$1,239,655	$258,403	$—	$1,498,058
Other direct costs	340,000	191,597	—	531,597
Revenue, net of other direct costs (non-GAAP)	899,655	66,806	—	966,461
Cost of revenue, net of other direct costs	825,367	53,161	—	878,528
Gross profit	74,288	13,645	—	87,933
Equity in earnings of joint ventures	3,409	1,495	—	4,904
General and administrative expenses	—	—	23,931	23,931
Income from operations	$77,697	$15,140	$(23,931)	$68,906

Gross profit as a % of revenue	6.0%	5.3%	—	5.9%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.3%	20.4%	—	9.1%

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Six Months Ended March 31, 2010
Revenue	$2,521,387	$560,563	$—	$3,081,950
Other direct costs	671,549	396,211	—	1,067,760
Revenue, net of other direct costs (non-GAAP)	1,849,838	164,352	—	2,014,190
Cost of revenue, net of other direct costs	1,682,732	140,586	—	1,823,318
Gross profit	167,106	23,766	—	190,872
Equity in earnings of joint ventures	4,290	3,539	—	7,829
General and administrative expenses	—	—	49,763	49,763
Income from operations	$171,396	$27,305	$(49,763)	$148,938

Gross profit as a % of revenue	6.6%	4.2%	—	6.2%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	9.0%	14.5%	—	9.5%

Contracted backlog	$5,053,910	$472,093	—	$5,526,003
Awarded backlog	$3,387,808	$938,247	—	$4,326,055

Six Months Ended March 31, 2009
Revenue	$2,469,481	$481,205	$—	$2,950,686
Other direct costs	722,436	371,199	—	1,093,635
Revenue, net of other direct costs (non-GAAP)	1,747,045	110,006	—	1,857,051
Cost of revenue, net of other direct costs	1,599,430	89,081	—	1,688,511
Gross profit	147,615	20,925	—	168,540
Equity in earnings of joint ventures	6,386	4,254	—	10,640
General and administrative expenses	—	—	41,177	41,177
Income from operations	$154,001	$25,179	$(41,177)	$138,003

Gross profit as a % of revenue	6.0%	4.3%	—	5.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.4%	19.0%	—	9.1%

Contracted backlog	$4,636,573	$550,415	—	$5,186,988
Awarded backlog	$3,856,568	$177,070	—	$4,033,638

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